                                  SCHEDULE 14A
===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Host Marriott Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:

[LOGO] Host Marriott Corporation

                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 16, 2002

To Our Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of Host Marriott Corporation, which will be held in Salon III at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 16, 2002 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. At the meeting, shareholders will be asked to consider and vote on the following proposals:

Proposal 1: Election of John G. Schreiber as a Director for a three-year term expiring at the
            2005 Annual Meeting;

Proposal 2: Consideration of a shareholder proposal regarding the annual election of all
            Directors;

Proposal 3: Consideration of a shareholder proposal regarding the nomination process for
            Directors; and

Proposal 4: Consideration of a shareholder proposal regarding the re-incorporation of the
            Company in Delaware from Maryland.

    Shareholders will also transact other business if any is properly brought before the annual meeting.

    If you were a shareholder of record at the close of business on March 29, 2002, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

    This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also including copies of our 2001 Annual Report to shareholders and our Form 10-K for 2001 (collectively, the "Proxy Materials") in order to provide you with additional information about us. We encourage you to read the proxy statement and the other information carefully.

                                          By order of the Board of Directors,

                                          /s/ Elizabeth A. Abdoo

                                          Elizabeth A. Abdoo
                                          Corporate Secretary
April 5, 2002

  Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

  Refer to the note on the outside of the back cover for information on accommodations and for directions to the hotel.

                           HOST MARRIOTT CORPORATION
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2002

INFORMATION ABOUT THE ANNUAL MEETING

    Our annual meeting will be held in Salon III at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 16, 2002 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. Please refer to the outside back cover of this proxy statement for information on accommodations and for directions to the hotel.

INFORMATION ABOUT THE PROXY STATEMENT

    Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide to you under the Securities and Exchange Commission rules. This proxy statement is designed to assist you in voting your shares. On April 5, 2002 we began mailing the Proxy Materials to all shareholders of record at the close of business on March 29, 2002.

PROPOSALS TO BE CONSIDERED BY YOU AT THE ANNUAL MEETING

    At the annual meeting, we will ask you to:

Proposal 1: Elect John G. Schreiber as a Director for a three-year term expiring at the 2005
            Annual Meeting;

Proposal 2: Consider a shareholder proposal regarding the annual election of all Directors;

Proposal 3: Consider a shareholder proposal regarding the nomination process for Directors; and

Proposal 4: Consider a shareholder proposal regarding the re-incorporation of the Company in
            Delaware from Maryland.

INFORMATION ABOUT VOTING

    You may vote your shares if you were a shareholder of record of our common stock as of the close of business on March 29, 2002. Each share is entitled to one vote at the meeting. At the close of business on March 29, 2002, there were 264,561,792 shares of our common stock issued and outstanding. You may vote your shares either by proxy or in person, as follows:

    .   By Proxy:   You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, all of your shares will be voted:

       .   FOR Mr. Schreiber as a Director;

       . AGAINST the shareholder proposal regarding the annual election of all Directors;

       . AGAINST the shareholder proposal regarding the nomination process for Directors;

       . AGAINST the shareholder proposal regarding the re-incorporation of the Company in Delaware from Maryland; and

       . at the discretion of your proxies on any other matters that may be properly brought before the annual meeting.

    .   In Person:   You may attend the annual meeting and vote in person.

You may revoke your proxy before it is voted at the meeting if you:

    . file a written notice of revocation dated after the proxy date with EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York), in its capacity as our transfer agent; or

    .   send EquiServe a later-dated proxy for the same shares of common stock;
        or

    .   attend the annual meeting AND vote in person there.

The mailing address for EquiServe is P.O. Box 8611, Edison, New Jersey
08818-9119.

    If your shares are registered in different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address, whenever possible. You can accomplish this by contacting our transfer agent, EquiServe, at (800) 311-4816.

INFORMATION ABOUT A QUORUM

    Holders of a majority of the outstanding shares of common stock must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a shareholder vote. If there is a shareholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

    Shares of our common stock represented by proxies that are marked "withhold authority" (with respect to the election of the nominee for election as a Director), or marked "abstain," or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. With respect to any matter to be decided by a plurality (such as the election of a Director) or by a majority or by a supermajority, as the case may be, of the votes cast at the meeting, none of the proxies marked "withhold authority" or marked "abstain," or which constitute broker non-votes, will be counted for the purpose of determining the number of votes cast at the meeting.

VOTES NECESSARY FOR EACH PROPOSAL TO BE APPROVED

    Proposal One: Election of Director--The person nominated for Director receiving the most votes will be elected. Shares not voted will not affect the election of the Director except to the extent that failure to vote for an individual results in another individual's receiving a larger proportion of votes.

    Proposal Two: Shareholder Proposal regarding the Annual Election of all Directors--Under our Articles of Incorporation, the shareholder proposal urging the Board of Directors to instate the annual election of all Directors must receive the affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of our common stock as of the record date.

    Proposal Three: Shareholder Proposal regarding the Nomination Process for Directors--Under our Articles of Incorporation, the shareholder proposal urging the Board of Directors to nominate at least two candidates for each open position on the Board must receive the affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of our common stock as of the record date.

    Proposal Four: Shareholder Proposal regarding the Re-incorporation of the Company in Delaware from Maryland--Under our Articles of Incorporation, the shareholder proposal urging the Board of Directors to take the measures necessary to change the Company's jurisdiction of incorporation from Maryland to Delaware must receive the affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of our common stock as of the record date.

    Other Matters--Unless otherwise required by our Articles of Incorporation or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote from a majority of the shares of our common stock present and voting on such proposal.

COSTS OF PROXY SOLICITATION

    The proxies being solicited by this proxy statement are being solicited by the Company. The Company will bear the entire cost of this proxy solicitation. We have retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, to be our proxy solicitation agent for a fee of $6,500, plus certain reimbursable expenses. Officers and regular employees of the Company may solicit proxies by further mailing or personal conversations, or by telephone, facsimile, telex or other electronic means. We will, upon request, reimburse brokerage firms, banks and other nominees who hold our stock on behalf of other beneficial owners for their reasonable expenses related to forwarding our Proxy Materials to those beneficial owners.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTE

    You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than those contained in or incorporated by reference in this proxy statement. You should not rely on such information or representation as having been authorized by us. You should not infer under any circumstances that because this proxy statement has been delivered to you, there has not been a change in the facts set forth in this proxy statement or in our affairs since the date on this proxy statement.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTOR

    One Director will be elected at the 2002 annual meeting. John G. Schreiber has been nominated to stand for re-election at the meeting to serve as a Director until the 2005 annual meeting of shareholders. Mr. Schreiber is an incumbent Director. The table below contains certain biographical information about him as well as our other Directors. He has consented to serve if re-elected, but should he be unavailable to serve, the proxies named on your proxy card will vote for the substitute nominee recommended by the Board of Directors.

Vote Required

    The person nominated for Director who receives the most votes will be elected.

    The Board of Directors recommends that you vote FOR Mr. Schreiber as a Director in Proposal One.

NOMINEE FOR DIRECTOR

John G. Schreiber   Mr. Schreiber is President of Centaur Capital Partners, Inc. and a
Director since 1998 senior advisor and partner of Blackstone Real Estate Advisors L.P.,
Age: 55             an affiliate of The Blackstone Group L.P. He serves as a Trustee of
                    AMLI Residential Properties Trust and as a Director of JMB Realty
                    Corporation, The Rouse Company, The Brickman Group, Ltd. and a
                    number of mutual funds advised by T. Rowe Price Associates, Inc.
[PHOTO]             Prior to his retirement as an officer of JMB Realty Corporation in
                    1990, Mr. Schreiber was Chairman and Chief Executive Officer of
John G. Schreiber   JMB/Urban Development Company and an Executive Vice President
                    of JMB Realty Corporation. Mr. Schreiber's term as a Director expires at the 2002 annual meeting of shareholders.

OTHER DIRECTORS CURRENTLY IN OFFICE

Robert M. Baylis    Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to
Director since 1996 his retirement, he was Chairman and Chief Executive Officer of CS
Age: 63             First Boston Pacific, Inc. Mr. Baylis is also a Director of New York
                    Life Insurance Company, Covance, Inc., Gildan Activewear, Inc.,
                    PartnerRe Ltd. and Credit Suisse First Boston (USA), Inc. In addition, he is an overseer of the University of Pennsylvania Museum, a
[PHOTO]             director of The International Forum, an executive education program of the Wharton School, and a member of the Advisory Council of the
Robert M. Baylis    Economics Department of Princeton University. Mr. Baylis's term as a Director expires at the 2003 annual meeting of shareholders.

Terence C. Golden        Mr. Golden served as our President and Chief Executive Officer from
Director since 1995      1995 until his retirement in May 2000. He serves as Chairman of
Age: 57                  Bailey Capital Corporation. In addition, Mr. Golden is a Director of
                         Cousins Properties, Inc., Potomac Electric Power Company,
                         American Classic Voyages Co. and The Morris and Gwendolyn
[PHOTO]                  Cafritz Foundation. He is also Chairman of the Federal City Council.
                         Prior to coming to Host Marriott, Mr. Golden had served as chief
Terence C. Golden        financial officer of The Oliver Carr Company and was a Founder and
                         National Managing Partner of Trammel Crow Residential Companies.
                         He has also served as Administrator of the U.S. General Services
                         Administration and as Assistant Secretary of the U.S. Department of
                         the Treasury. Mr. Golden's term as a Director expires at the 2003 annual meeting of shareholders.

Ann McLaughlin Korologos Ms. Korologos is Senior Advisor to Benedetto, Gartland & Company,
Director since 1993      Inc., an investment banking firm in New York, and is Vice Chairman
Age: 60                  of the Rand Board of Trustees. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the
                         Aspen Institute from 1996 until August 2000. Ms. Korologos has
[PHOTO]                  served with distinction in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the
Ann McLaughlin Korologos Department of the Interior. She also serves as a Director of AMR
                         Corporation, Fannie Mae, Kellogg Company, Microsoft Corporation,
                         Vulcan Materials Company and Harman International Industries, Inc.
                         Ms. Korologos's term as a Director expires at the 2003 annual meeting of shareholders.


J.W. Marriott, Jr.*      Mr. J.W. Marriott, Jr. is Chairman of the Board and Chief Executive
Director since 1964      Officer of Marriott International, Inc., and a Director of General
Age: 70                  Motors Corporation and the Naval Academy Endowment Trust. He
                         also serves on the Board of Trustees of the National Geographic
                         Society. He serves on the Executive Committee of the World Travel
[PHOTO]                  & Tourism Council and is a member of the Business Council.
                         Mr. Marriott's term as a Director expires at the 2002 annual meeting
J. W. Marriott, Jr.      of shareholders, and he has announced that he will not stand for re-
                         election to the Board of Directors.

Richard E. Marriott*  Mr. Richard E. Marriott is our Chairman and is also a Director of the
Chairman of the Board Polynesian Cultural Center and of Marriott International, Inc. (from
Director since 1979   which he has announced that he will resign in May 2002), and he is
Age: 63               Chairman of the Board of First Media Corporation. Mr. Marriott also serves on the Federal City Council, the Board of Associates for
                      Gallaudet University and the National Advisory Council of Brigham
[PHOTO]               Young University. He is a past President of the National Restaurant
                      Association. In addition, Mr. Marriott is the President and a Trustee
Richard Marriott      of the Marriott Foundation for People with Disabilities. Mr.
                      Marriott's term as a Director expires at the 2004 annual meeting of shareholders.

Christopher J. Nassetta Mr. Nassetta is our President and Chief Executive Officer. He also
President and Chief     serves on the Board of Trustees of Prime Group Realty Trust and as a
  Executive Officer     member of the McIntire School of Commerce Advisory Board for the
 Director since 1999    University of Virginia. Mr. Nassetta joined our Company in 1995 as
Age: 39                 Executive Vice President and was elected our Chief Operating Officer in 1997. He became our President and Chief Executive Officer in
[PHOTO]                 May 2000. Prior to joining us, Mr. Nassetta served as President of
                        Bailey Realty Corporation from 1991 until 1995, and he had
Christopher J. Nassetta previously served as Chief Development Officer and in various other positions with The Oliver Carr Company. Mr. Nassetta's term as a
                        Director expires at the 2004 annual meeting of shareholders.

Harry L. Vincent, Jr. Mr. Vincent is a retired Vice Chairman of Booz-Allen & Hamilton,
Director since 1969   Inc. He also served as a Director of Signet Banking Corporation from
Age: 82               1973 until 1989. Mr. Vincent's term as a Director expires at the 2002 annual meeting of shareholders, at which time he will retire from the
[PHOTO]               Board of Directors.

Harry L. Vincent, Jr.

--------
*   Richard E. Marriott and J.W. Marriott, Jr. are brothers.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    Presently, there are eight members on our Board of Directors, six of whom currently are neither officers nor employees of the Company. Following the death of our Director R. Theodore Ammon in October 2001, the Board reduced its size from nine members to eight members. Our Board of Directors is currently divided into the following three classes: Class I Directors, consisting of J.W. Marriott, Jr., John G. Schreiber and Harry L. Vincent, Jr., will hold office until the 2002 annual meeting of shareholders; Class II Directors, consisting of Robert M. Baylis, Terence C. Golden and Ann McLaughlin Korologos, will hold office until the 2003 annual meeting of shareholders; and Class III Directors, consisting of Richard E. Marriott and Christopher J. Nassetta, will hold office until the 2004 annual meeting of shareholders. Each Director serves for a term of three years.

    The Board has nominated John G. Schreiber for re-election at the 2002 annual meeting of shareholders. J.W. Marriott, Jr. and Harry L. Vincent, Jr. have announced their intention not to stand for re-election at the end of their current terms which expire at the 2002 annual meeting of shareholders. Following the 2002 annual meeting of shareholders, the Board will reduce its size from eight members to seven members, thereby reducing the size of Class I to two Directors. This action will leave one vacancy on our Board of Directors in Class I. The Board is currently engaged in a search to fill the vacancy. Once the new Director has been elected by the remaining Board members to fill the vacancy, the new Director will serve until the 2003 annual meeting of shareholders. At that time, the shareholders will be asked to re-elect the new Director for the remainder of the term of the Class I Directors, in addition to electing the entire slate of Class II Directors.

    The Board met six times in 2001. Each Director attended 75% or more of the meetings held during 2001.

    The Board has three standing committees: (i) Audit Committee, (ii) Compensation Policy Committee and (iii) Nominating and Corporate Governance Committee. Each committee is composed entirely of outside Directors.

    Audit Committee.  The Audit Committee:

    . recommends the appointment of independent auditors to the Board of Directors;

    . approves the scope of audits and other services to be performed by the independent and internal auditors;

    . considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors;

    . reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

    . meets with the independent auditors, management representatives and internal auditors;

    .   meets as a committee at least four times a year;

    . reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission; and

    . reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

    The Audit Committee is composed of four Directors who are not our employees. These Directors are Robert M. Baylis (Chair), Ann McLaughlin Korologos, John G. Schreiber and Harry L. Vincent, Jr. R. Theodore Ammon also served on the Audit Committee as its Chairman until his death in October

2001. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate in accordance with paragraph 303 of the New York Stock Exchange Listed Company Manual. The Board of Directors has also determined that at least one member of the Audit Committee has accounting or related financial management expertise. The independent and internal auditors have unrestricted access to the Audit Committee. The Audit Committee met six times in 2001. Each member attended 75% or more of the meetings held in 2001 during the period in which he or she was a member.

    The Audit Committee has a written charter that incorporates provisions relating to audit committees included in Securities and Exchange Commission regulations and New York Stock Exchange rules. Among these provisions are requirements that proxy statements include (i) an annual report of the Audit Committee's finding with respect to its financial reporting oversight responsibilities and (ii) a copy of the Audit Committee's charter at least once every three years. The Audit Committee and the Board of Directors have reviewed and assessed the adequacy of the Audit Committee's charter and the Board of Directors has approved the Audit Committee charter. The Audit Committee's annual report appears in this proxy statement at page 20.

    Compensation Policy Committee. The Compensation Policy Committee recommends policies and procedures relating to executive officers' compensation and employee stock and cash incentive plans. It also approves individual salary adjustments and stock awards in those areas. The Compensation Policy Committee is composed of four Directors who are not our employees. These Directors are John G. Schreiber (Chair), Robert M. Baylis, Ann McLaughlin Korologos and Harry
L. Vincent, Jr. R. Theodore Ammon also served on the Compensation Policy Committee until his death in October 2001, and J.W. Marriott, Jr. served on the Compensation Policy Committee until January 2002. The Compensation Policy Committee met four times in 2001. Each member attended 75% or more of the meetings held in 2001 during the period in which he or she was a member.

    The Compensation Policy Committee's annual Report on Executive Compensation appears in this proxy statement at page 15.

    Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

    .   considers candidates for election as Directors;

    . keeps abreast of and makes recommendations with respect to corporate governance in general; and

    . fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its committees, including the making of recommendations with respect to:

       .   qualifications of Director candidates,

       .   compensation of Directors,

       .   the selection of committee chairs,

       .   committee assignments, and

       .   related matters affecting the functioning of the Board.

    The Nominating and Corporate Governance Committee is composed of four Directors who are not our employees. These Directors are Ann McLaughlin Korologos (Chair), Robert M. Baylis, John G. Schreiber and Harry L. Vincent, Jr. R. Theodore Ammon also served on the Nominating and Corporate Governance Committee until his death in October 2001, and J.W. Marriott, Jr. served on the Nominating and Corporate Governance Committee until January 2002. The Nominating and Corporate Governance Committee met twice in 2001. Each member attended both meetings, other than Mr. Ammon, who attended one meeting. The Nominating and Corporate Governance Committee will consider qualified nominees for Director recommended by shareholders. Recommendations must be submitted in writing to the Corporate Secretary and must include the name and address of the candidate, a brief biographical description of the candidate, a statement of the candidate's qualifications, and the candidate's signed consent to serve as a Director if elected.

    The Board of Directors may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of our common stock and of the partnership units of Host Marriott, L.P. (which we call the operating partnership) that were beneficially owned as of February 28, 2002 by:

    .   each Director and Director nominee;

    .   each executive officer named in the Summary Compensation Table below;

    .   all of our Directors and executive officers as a group; and

    .   beneficial owners of 5% or more of our common stock.

    Information about the ownership of operating partnership units is included because the operating partnership units are redeemable for cash or, at our election, for shares of our common stock on a one-for-one basis. As of February 28, 2002, no person or entity is the beneficial owner of 5% or more of the operating partnership units.

                                                                                                    % of
                                                                             % of                  Common
                                                             Number of      Shares   Number of    Stock and
                                                             Shares of        of     Operating    Operating
                                                              Common        Common  Partnership  Partnership
                            Name                               Stock       Stock(1)    Units      Units(2)
                            ----                             ----------    -------- -----------  -----------
Directors:
 Robert M. Baylis(3)........................................     35,892       *             0         *
 Terence C. Golden(3).......................................    314,008     0.1             0       0.1
 Ann McLaughlin Korologos(3)................................     22,848       *             0         *
 J.W. Marriott, Jr.(4)(5)................................... 15,429,612     5.9       583,625       6.1
 Richard E. Marriott(5)(6)(7)............................... 18,294,539     6.9       580,982       7.1
 Christopher J. Nassetta(7).................................    949,743     0.4             0       0.4
 John G. Schreiber(3).......................................      9,879       *     1,191,324       0.5
 Harry L. Vincent, Jr.(3)...................................     41,648       *             0         *
Non-Director Executive Officers:
 Robert E. Parsons, Jr.(7)..................................    660,614     0.3             0       0.3
 James F. Risoleo(7)........................................    311,780     0.1             0       0.1
 W. Edward Walter(7)........................................    473,735     0.2             0       0.2
All Directors and Executive Officers as a group (13 persons,
  including the foregoing)(7)(8)(9)......................... 29,535,117    11.2     1,789,351      11.8
Certain Beneficial Owners:
 Southeastern Asset Management Inc.(10)..................... 42,807,995    16.2             0      16.2
 Wallace R. Weitz & Company(11)............................. 29,145,800    11.1             0      11.1

--------
 *  Reflects ownership of less than 1/10th of 1%.
(1) Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of the federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Articles of Incorporation.
(2) This column assumes that all operating partnership units held by the named person are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.
(3) The number of shares of our common stock listed here includes the common stock equivalents which are awarded annually to non-employee Directors (other than J.W. Marriott, Jr.) under our Non-Employee Directors' Deferred Stock Compensation Plan, plus reinvested dividend equivalents relating thereto. This number also includes the special one-time award in 1997 of common stock equivalents to Mr. Baylis, Ms. Korologos and Mr. Vincent under the Plan, plus reinvested dividend equivalents relating thereto.
(4) The number of shares of our common stock listed here includes: (1) 1,643,751 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (2) 68,426 shares held by the wife of J.W. Marriott, Jr.;
    (3) 715,847 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (4) 4,219,649 shares held by the J. Willard and Alice S. Marriott Foundation, of which J.W. Marriott, Jr. is a co-trustee; (5) 1,247,889 shares held by the J. Willard Marriott, Sr. Charitable Trust, of which J.W. Marriott, Jr.

    is a co-trustee; (6) 63,623 shares held by the Alice S. Marriott Lifetime Trust, of which J.W. Marriott, Jr. is a co-trustee; (7) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; and (8) 86,960 shares held by a limited partnership whose general partner is J.W. Marriott, Jr. This amount does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(5) J.W. Marriott, Jr., Richard E. Marriott and other members of the Marriott family and various trusts and foundations established by members of the Marriott family owned beneficially an aggregate of 27,760,019 shares, or 10.5% of the total shares outstanding of our common stock, as of February 28, 2002.
(6) The number of shares of our common stock listed here includes: (1) 1,903,440 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 74,154 shares held by the wife of Richard E. Marriott;
    (3) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (4) 4,219,649 shares held by the J. Willard and Alice S. Marriott Foundation, of which Richard E. Marriott is a co-trustee; (5) 1,247,889 shares held by the J. Willard Marriott, Sr. Charitable Trust, of which Richard E. Marriott is a co-trustee; (6) 63,623 shares held by the Alice S. Marriott Lifetime Trust, of which Richard E. Marriott is a co-trustee; (7) 1,565,300 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (8) 2,503,066 shares held by a corporation of which Richard E. Marriott is the controlling shareholder. It does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
(7) The number of shares of our common stock listed here includes (1) the shares of restricted stock granted under our 1993 Comprehensive Stock Incentive Plan and 1997 Comprehensive Stock and Cash Incentive Plan, which are voted by the holder thereof, and (2) the following number of shares which could be acquired through the exercise of stock options: for Mr. Parsons, 14,637 shares; and for all Directors and executive officers as a group, 44,328 shares. For additional information, see the Tables under the caption "Executive Officer Compensation." This amount does not include any other shares reserved, contingently vested or awarded under the above-named plans.
(8) The number of shares of our common stock listed here includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial ownership of such shares is attributable to both J.W. Marriott, Jr. and Richard E. Marriott in the table above under the "Directors" subheading. These shares, however, are included only once in reporting the total number of shares owned by all Directors and executive officers as a group. All Directors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 2,980,117 shares, or 1.1% of the total shares outstanding of our common stock as of February 28, 2002. In addition, our Retirement and Savings Plan owned 102,264 shares, or less than 0.1% of the total shares outstanding of our common stock, as of February 28, 2002.
(9) The number of operating partnership units listed here includes units held by a partnership of which both J.W. Marriott, Jr. and Richard E. Marriott are general partners. Beneficial ownership of such operating partnership units is attributable to both J.W. Marriott, Jr. and Richard E. Marriott in the table above under the "Directors" subheading. These units, however, are included only once in reporting the total number of operating partnership units owned by all Directors and executive officers as a group.
(10) The number of shares of our common stock listed here represents shares of our common stock held by Southeastern Asset Management, Inc., which acts as an investment adviser for certain investment funds. Southeastern Asset Management, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission sole dispositive power over 27,545,947 shares, shared dispositive power over 15,206,250 shares and no dispositive power over 55,798 shares. Of these shares, Southeastern Asset Management, Inc. has reported sole voting power over 22,474,591 shares, shared voting power over 15,206,250 shares and no voting power over 4,854,154 shares. The principal business address of Southeastern Asset Management, Inc. is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.
(11) The number of shares of our common stock listed here represents shares of our common stock held by Wallace R. Weitz & Company, which acts as an investment adviser for certain investment funds. Wallace R. Weitz & Company has reported in a Schedule 13G filed with the Securities and Exchange Commission sole dispositive power over the entire 29,145,800 shares. Of these shares, Wallace R. Weitz & Company has reported sole voting power over 28,945,800 shares, and shared voting power over none of the shares. The principal business address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.

COMPENSATION OF DIRECTORS

    Directors are compensated partially in cash and partially in our common stock to align their interests with those of our shareholders. Directors who are also our employees receive no additional compensation for their services as Directors.

    Annual Retainer and Attendance Fees. Directors who are not also our employees receive an annual retainer fee of $30,000 as well as an attendance fee of $1,250 for any shareholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day that they attend. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000, except for the chair of the Compensation Policy Committee, who receives an additional annual retainer fee of $6,000. The chair of the Compensation Policy Committee receives a higher annual retainer fee because of additional duties, which include, for example, the performance appraisal of the chief executive officer on behalf of the Board, although the final performance appraisal is determined by the Board.

    Annual Stock Awards. Under the Non-Employee Directors' Deferred Stock Compensation Plan, Directors who are not also our employees (other than J.W. Marriott, Jr.) receive an annual award of common stock equivalents, which are converted into shares of our common stock only after termination of service on the Board. The annual award of such common stock equivalents is equal in value to the annual retainer fee (currently $30,000) paid to non-employee Directors and is distributed to such Directors immediately following the annual meeting of shareholders. In 2001, each such award was for 2,250 common stock equivalents. The plan also permits participants to be credited with dividend equivalents which are equal in value to the dividends paid on our common stock.

    Deferral of Payment. Directors may elect to defer payment of all or any portion of their annual retainer and attendance fees under our Executive Deferred Compensation Plan and/or our Non-Employee Directors' Deferred Stock Compensation Plan. Fees that are deferred under the Non-Employee Directors' Deferred Stock Compensation Plan are credited as common stock equivalents, which are converted into shares of our common stock only after termination of service on the Board. The common stock equivalents are credited with dividend equivalents which are equal in value to the dividends paid on our common stock.

    Other. Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings, and they also receive, with certain exceptions, complimentary rooms, food and beverage and other hotel services when visiting properties owned by us or managed by Marriott International, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Federal securities laws require Directors, executive officers, and owners of more than ten percent of our common stock to file reports with the Securities and Exchange Commission and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Except as set forth below, all persons required to file such forms have done so during 2001. Due to an oversight, J.W. Marriott, Jr. did not file a timely report in May 2001 with respect to a sale of shares of our common stock by a trust for which Mr. Marriott's wife serves as co-trustee. Neither Mr. Marriott nor his wife is a beneficiary under the trust, but because Mr. Marriott's wife shares the voting and investment power over the shares held by the trust, the shares of our common stock are deemed to be beneficially owned by Mr. Marriott under the federal securities laws. The report was filed promptly upon the discovery of this oversight.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

    The table below sets forth a summary of the compensation we paid for the last three fiscal years to our Chief Executive Officer and to the four additional most highly compensated persons serving as executive officers at the end of our last fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                         Annual Compensation           Compensation
                                   ------------------------------- ---------------------
                                                                   Restricted
                                                      Other Annual   Stock
                                                      Compensation   Awards      LTIP       All Other
                            Fiscal Salary(1) Bonus(2)    (3)(4)      (5)(6)   Payouts(7) Compensation(8)
                             Year     ($)      ($)        ($)         ($)        ($)           ($)
Name and Principal Position ------ --------- -------- ------------ ---------- ---------- ---------------
  Richard E. Marriott        2001   336,000   84,000    320,878            0         0       16,821
    Chairman of the          2000   320,000  192,000    440,221      312,947         0       28,980
    Board                    1999   307,008  150,434    262,548            0         0       26,111

  Christopher J. Nassetta    2001   800,000  350,720          0            0         0       47,696
   President and Chief       2000   624,584  794,684          0    2,586,763         0       69,271
   Executive Officer         1999   500,006  536,106          0            0   947,318       48,363

  Robert E. Parsons, Jr.     2001   467,250  217,178          0            0         0       30,012
    Executive Vice           2000   445,000  534,000          0      812,991         0       53,995
    President and Chief      1999   424,996  455,681          0            0   947,318       42,672
    Financial Officer

  W. Edward Walter           2001   429,810  211,466          0      764,902         0       23,192
    Executive Vice           2000   330,209  348,300          0    1,506,058         0       30,625
    President and Chief      1999   279,075  264,792          0            0   590,625       29,632
    Operating Officer

  James F. Risoleo           2001   346,233  163,076          0      399,900         0       13,587
    Executive Vice           2000   279,296  296,000          0      990,704         0       33,546
    President--              1999   228,332  326,984     88,716            0   450,000       23,339
    Acquisitions and
    Development

--------
(1) Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under our Executive Deferred Compensation Plan.
(2) The bonus consists of the cash bonus earned pursuant to our 1997 Comprehensive Stock and Cash Incentive Plan. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.
(3) The amounts set forth in this column for Mr. Marriott include $132,150, $125,100 and $110,700 in 2001, 2000 and 1999, respectively, for the allocation of company personnel costs for non-company business, and $152,110, $213,185 and $120,174 in 2001, 2000 and 1999, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column.
(4) The amount set forth in this column for Mr. Risoleo represents the forgiveness of a loan made to Mr. Risoleo related to his relocation expenses in 1996.
(5) Restricted stock awards are subject to various general restrictions, such as continued employment, as well as several performance restrictions. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. The named executive officers have agreed that any cash dividends on the shares of restricted stock shall, after withholding for or payment of any taxes due on the dividends, be reinvested in shares of our common stock either through a dividend reinvestment program or otherwise.
(6) Seventy percent of the restricted shares awarded in 1998 and 2000 have performance restrictions and thirty percent have general restrictions conditioned upon continued employment. The performance criteria established by the Compensation Policy Committee are based upon (i) the measurement of the annual total return to the Company's shareholders (Shareholder Return Performance) and (ii) either (a) for 2001 and 2000, the Company's achieving specific earnings targets set by the Compensation Policy Committee, or (b) for 1999, the relative performance of our stock measured against a published peer index. The total number of restricted and deferred shares held by each named executive officer as of the end of the 2001 fiscal year and the aggregate value of those shares at such time were as follows: Mr. Marriott, 156,781 shares valued at $1,451,792; Mr. Nassetta, 600,000 shares valued at $5,556,000; Mr. Parsons, 365,145 shares valued at $3,381,243; Mr. Walter, 330,716 shares valued at $3,062,430; and Mr. Risoleo, 186,668 shares valued at $1,728,546.

(7) In 1999, the Compensation Policy Committee determined that the time and performance criteria set forth in the long-term incentive plan established in 1996 for Mr. Nassetta, Mr. Parsons, Mr. Risoleo and Mr. Walter had been met. Accordingly, the restricted shares awarded under such long-term incentive plan vested and the restrictions were released.
(8) This column represents our matching contributions made under our Retirement and Savings Plan and our Executive Deferred Compensation Plan. Under the Retirement and Savings Plan, we contributed $5,100 for each of the named executive officers in 2001. The amounts contributed under the Executive Deferred Compensation Plan for 2001 for each named executive officer were as follows: Mr. Marriott, $10,721; Mr. Nassetta, $42,596; Mr. Parsons, $24,912; Mr. Walter, $18,092; and Mr. Risoleo, $8,487. For Mr. Marriott, this column also includes the amount of the taxable economic benefit to Mr. Marriott as a result of our purchase of certain life insurance policies for the benefit of a trust established by Mr. Marriott. For 2001, such taxable economic benefit to Mr. Marriott was $345.

Aggregated Stock Option/SAR Exercises and Year-End Value

    The table below sets forth, on an aggregated basis:

    . information regarding the exercise of options to purchase our common stock (and shares of common stock of Marriott International, Inc., which we have previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;

    . information regarding the exercise of stock appreciation rights ("SARs") in our common stock by each of the named executive officers listed above on the Summary Compensation Table; and

    . the value on December 31, 2001 of all unexercised options and stock appreciation rights held by such individuals.

    Christopher J. Nassetta, W. Edward Walter and James F. Risoleo do not have any options to purchase stock in either of the companies listed in the following table. Richard E. Marriott is the only executive officer who holds stock appreciation rights in our common stock. In 1998, Mr. Marriott entered into an agreement with our Company which canceled all of his then outstanding options to purchase our common stock and replaced them with stock appreciation rights on equivalent economic terms.

             AGGREGATED STOCK OPTION/SAR EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

                                   Shares                   Number of           Value of Unexercised
                                  Acquired              Shares Underlying           In-the-Money
                                     on     Value   Unexercised Options/SARs       Options/SARs at
                                  Exercise Realized   at Fiscal Year End(2)      Fiscal Year End(3)
         Name          Company(1)   (#)      ($)               (#)                       ($)
         ----          ---------- -------- -------- ------------------------- -------------------------
                                                    Exercisable Unexercisable Exercisable Unexercisable
                                                    ----------- ------------- ----------- -------------
Richard E. Marriott...      HM       0        0          66,685       0           491,809       0
                            MI       0        0         122,634       0         4,402,838       0
                                     -        -     -----------       -       -----------       -
                         TOTAL       0        0         189,319       0         4,894,647       0

Robert E. Parsons, Jr.      HM       0        0          14,637       0           102,057       0
                            MI       0        0               0       0                 0       0
                                     -        -     -----------       -       -----------       -
                         TOTAL       0        0          14,637       0           102,057       0

--------
(1) "HM" represents options to purchase or SARs in our common stock. "MI" represents options to purchase Marriott International, Inc. common stock.
(2) The number and terms of these options reflect several adjustments made as a result of our spin-off of Marriott International in October 1993; our spin-off of Host Marriott Services Corporation in December 1995; the spin-off of Marriott International from Sodexho Marriott Services Corporation in March 1998; and our conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3) These figures are based on a per share price for our common stock of $9.26 and a per share price for Marriott International, Inc. common stock of $40.96. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 31, 2001.

EMPLOYMENT ARRANGEMENTS

    Our written "Key Executives/Termination of Employment" policy governs certain terms and conditions of the employment of our executive officers, including all of those executive officers named in the Summary Compensation Table above. The terms of the policy are subject to the approval of the Board of Directors or the Chief Executive Officer/President, as applicable.

REPORT OF THE COMPENSATION POLICY COMMITTEE ON EXECUTIVE COMPENSATION

To Our Shareholders

    The Compensation Policy Committee of the Board of Directors oversees and administers the executive compensation program on behalf of the Board and, by extension, our shareholders. This report provides details and background information regarding the executive compensation program.

The Committee

    The Compensation Policy Committee is composed of four independent members of the Board of Directors. It approves the executive compensation programs and policies and sets performance targets, and then evaluates the performance of our Company and its senior management. The Committee met four times during 2001. R. Theodore Ammon was a member of the Committee until his death in October 2001, and J.W. Marriott, Jr. was a member of the Committee until January 2002. Neither Mr. Ammon nor Mr. Marriott was a member at the time the Committee made the decisions on executive compensation discussed below.

Goals of the Program

    The Committee has established three primary objectives for the executive compensation program:

    . to provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals;

    . to foster a strong relationship between shareholder value and executive compensation programs by having a significant portion of compensation comprised of equity-based incentives; and

    . to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives.

Competitiveness Targets

    To establish compensation targets, the Committee uses data from independent consultants that reflect the compensation practices for a large group of general industry, lodging and real estate companies.

    These surveys are based on a broader group of companies than the comparison group used in the performance graph below because the Committee believes that targeting compensation of a diverse group of companies better reflects the labor market for our executives. The Committee reviews the data provided by these surveys with a focus on the median level of compensation to determine base salary and annual incentive levels. The Committee then makes decisions for individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team. Consistent with the philosophy of aligning executive compensation with shareholder value, long-term incentive awards represent a substantial portion of the total pay package for executive officers. The maximum incentive awards are targeted at levels higher than the median for achievement of outstanding business performance as determined by the Committee.

Base Salary

    The Committee reviews each senior executive's base salary on an annual basis. Actual base salaries fall in the mid-range for similar positions, based on tenure, experience and individual performance. Base salary increases are determined primarily by individual performance and the general salary increase guidelines that we have established for the Company. No specific weightings are applied to the factors considered by the Committee in making salary determinations.

Stock Incentives

    We provide long-term incentives through our Comprehensive Stock and Cash Incentive Plan, which establishes awards of restricted stock, stock options, deferred stock and other stock-based remuneration as part of the Company's compensation program. The Committee believes that management's interest should be aligned with that of our shareholders, and that stock ownership is an efficient and effective way to accomplish this goal. Consequently, a significant portion of the compensation of our executives is comprised of equity-based incentives.

Compensation of the Chief Executive Officer and other Executive Officers

Components of Executive Compensation

    The primary components of executive compensation are:

    . Annual Cash Compensation, including base salary and annual incentive awards; and

    . Long-Term Incentive Compensation, which currently is comprised of restricted stock.

Annual Cash Compensation

    Base Salary.   Mr. Nassetta's salary for 2001 was $800,000. This salary was determined after evaluating competitive companies in related industries and reviewing data prepared by an independent compensation consulting firm in a compensation study previously conducted for the Committee. Due to the significant decline in business in the lodging industry as a result of the effects of the economic recession and the September 11, 2001 terrorist attacks, the Committee decided not to increase Mr. Nassetta's salary for 2002. Similarly, no senior executives, including Mr. Richard Marriott, Mr. Parsons, Mr. Risoleo and Mr. Walter, received salary increases for 2002.

    Annual Incentive Awards.   The Committee determines the performance
criteria that apply to the annual incentive awards at the beginning of each year. Fifty percent of each annual incentive award is linked to the Company's performance, and the remaining fifty percent of the award is linked to an executive's individual performance. The Company performance measures adopted by the Committee for 2001 were based on the actual financial performance in the areas of funds from operations per share, capital productivity and liquidity. Each of these Company performance measures was weighted equally in 2001. The Committee also set the individual performance criteria for each executive based on specific objectives for such executive. The annual incentive awards earned by the executives are paid in cash and appear in the Summary Compensation Table under the "Bonus" column.

    As noted above, the lodging industry has experienced a significant decline in business as a result of the effects of the economic recession and the September 11, 2001 terrorist attacks. Consequently, none of the Company performance measures that were adopted by the Committee for 2001 and described above were achieved in 2001. Accordingly, the fifty-percent portion of the annual incentive awards based on those Company performance measures was not paid to any of the named executive officers. Annual incentive awards for 2001 were earned by those executives based solely on the individual performance criteria set for each executive. Mr. Nassetta received an annual incentive award of $350,720 for 2001. This award was 43.8% of his fiscal year base salary earnings. The other named executive officers received annual incentive awards for 2001 ranging from 25.0% to 49.2% of their base salaries for 2001.

    The Committee may also, on occasion, grant special cash bonuses to executive officers in recognition of exemplary contributions to the Company and/or for the completion of special projects on behalf of the Company. The amount of any such grants are included in the "Bonus" column in the Summary Compensation Table. The Committee did not grant any such cash bonuses to any of the named executive officers in 2001.

Long-Term Incentive Compensation

    Restricted Stock.   Restricted stock is our primary long-term incentive
vehicle for senior executives. It creates an incentive for senior executives to manage our Company in a manner that creates significant long-term value for shareholders. The Comprehensive Stock and Cash Incentive Plan permits the Committee to make awards of stock with restrictions relating to either continued employment ("time-based" awards) or to performance standards that are set by the Committee ("performance-based" awards). The Committee emphasizes performance-based awards. In November 1998, the Committee made a three-year grant of restricted stock awards to senior executives of the Company, with 70% of each award subject to performance-based criteria and 30% of each award subject to general restrictions based on continued employment. In 2000, the Committee extended the restricted stock award program by one additional year (i.e., through 2002) for the same group of key executives on the same terms and conditions as the existing restricted stock awards. The performance-based criteria for these awards of restricted stock are linked to the measurement of the total return to the Company's shareholders and to the growth of the Company's earnings measured against a predetermined target.

    In 2001, none of the performance criteria set by the Committee were met and, consequently, none of the restrictions for that portion of the awards were released. Only the restrictions for the time-based awards were released for 2001. In May 2001, the Committee granted increases in the number of shares of restricted stock to Mr. Walter upon his promotion to Chief Operating Officer of the Company, and to Mr. Risoleo in recognition of his contributions to the Company. The values at the date of grant of such new awards are listed in the "Restricted Stock Awards" column in the Summary Compensation Table for 2001.

Summary

    The Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace, particularly at a time when our industry faces several challenges. Effective and motivational compensation programs are essential ingredients to success. The Committee believes that our compensation programs are effective in serving us and our shareholders in the short and long term.

                                          John G. Schreiber, Chairman
                                          Robert M. Baylis
                                          Ann McLaughlin Korologos
                                          Harry L. Vincent, Jr.

PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in the cumulative total shareholder return on our common stock against the cumulative total returns of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500") and a peer group index for the period from December 31, 1996 through December 31, 2001. The graph assumes an initial investment of $100 in our common stock and in each of the indexes, and the reinvestment of all dividends, including our distribution of Crestline Capital Corporation common stock on December 29, 1998 to shareholders.

    The peer group index consists of Boykin Lodging Company (BOY), Felcor Lodging Trust Inc. (FCH), Hilton Hotels Corporation (HLT), Hospitality Properties Trust (HPT), LaSalle Hotel Properties (LHO), MeriStar Hospitality Corporation (MHX), Starwood Hotels & Resorts Worldwide, Inc. (HOT) and Wyndham International, Inc. (WYN).

                   Comparisons of Five-Year Cumulative Total
                              Shareholder Returns



                                    [CHART]

        Host Marriott Corporation      S&P 500 Index   Peer Group Index
1996             $100.00                 $100.00             $100.00
1997             $122.66                 $131.01             $120.45
1998             $ 96.07                 $165.95             $ 61.92
1999             $ 57.38                 $198.35             $ 53.36
2000             $ 89.98                 $178.24             $ 64.08
2001             $ 62.60                 $154.99             $ 56.55

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Policy Committee is currently composed of John G. Schreiber, Robert M. Baylis, Ann McLaughlin Korologos and Harry L. Vincent, Jr. No current member of the Committee is or ever was an officer or employee of the Company. No current member of the Committee is, or was during 2001, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves. J.W. Marriott, Jr. was a member of the

Committee during 2001, but he was not a member when the Committee made the decisions on executive compensation described above in the Committee's Report on Executive Compensation. He is Chairman and Chief Executive Officer of Marriott International, Inc., on whose board of directors Richard E. Marriott, our Chairman, currently serves. Richard E. Marriott is not a member of the compensation committee of Marriott International. For more information about the Company's relationship with Marriott International, please see the section entitled "Certain Relationships and Related Transactions" later in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Committee

    The Audit Committee of the Board of Directors is composed of four independent directors and operates under a charter adopted by the Board of Directors.

To Our Shareholders

    The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of, and for, the year ended December 31, 2001, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management represented that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and the Audit Committee has expressed to both management and the independent auditors its general preference for conservative policies when a range of accounting options is available.

    The Audit Committee discussed with the independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    The Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors' independence. The Audit Committee considered whether the provision of non-financial audit services was compatible with Arthur Andersen LLP's independence in performing financial audit services.

    Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                          Robert M. Baylis, Chairman
                                          Ann McLaughlin Korologos
                                          John G. Schreiber
                                          Harry L. Vincent, Jr.

INDEPENDENT AUDITORS

    We have not yet appointed an independent auditor for the 2002 fiscal year. The Audit Committee is currently monitoring litigation involving Arthur Andersen LLP and the investigations by regulatory agencies into the financial reporting practices of the companies audited by Arthur Andersen LLP, our independent public accountants since our inception. In view of the rapid pace of these ongoing developments, the Audit Committee has decided that it is in the best interests of the Company and its shareholders to defer the selection of the Company's independent public accountants this year until further information becomes known about the status of Arthur Andersen LLP, and to allow adequate time for the Audit Committee to carefully consider alternative accounting firms. The selection of our independent public accountants is not expected to be decided until after the annual meeting. Accordingly, the Board of Directors will not request that the shareholders ratify the selection of the Company's independent public accountants for the year ending December 31, 2002.

    Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    Our internal auditor is PricewaterhouseCoopers LLP, which has served as our internal auditor for the past several years.

Audit Fees

    We paid Arthur Andersen LLP $1,276,000 for professional services rendered by Arthur Andersen during 2001 for the audit of our and our consolidated subsidiaries' annual financial statements for the fiscal year 2001 and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year 2001.

Financial Information Systems Design and Implementation Fees

    Arthur Andersen LLP did not render to us any professional services with respect to operating or managing our information systems or local area network in 2001.

All Other Fees

    We paid Arthur Andersen LLP $1,245,000 for all other professional services rendered by Arthur Andersen LLP in 2001, which included tax out-sourcing, tax and insurance consulting, due diligence for acquisitions and dispositions, and financing transactions consulting.

    The Audit Committee determined that the provision of these other professional services was compatible with maintaining Arthur Andersen LLP's independence in the conduct of its auditing functions.

THE REIT CONVERSION

    We merged with the former Host Marriott Corporation (a Delaware corporation) on December 29, 1998, in order to re-incorporate in Maryland. The merger was part of a series of transactions in which we and our subsidiaries converted our business operations to qualify as a real estate investment trust or "REIT" for federal income tax purposes (the "REIT conversion").

    As a result of the REIT conversion, we now conduct our business primarily through Host Marriott, L.P., a Delaware limited partnership (the "operating partnership"). We are the sole general partner of the operating partnership and currently hold 92% of the operating partnership interest units. As part of the REIT conversion, we and our subsidiaries contributed substantially all of our assets to the operating partnership and its subsidiaries. In exchange, we received their ownership interests in the operating partnership, and the operating partnership and its subsidiaries assumed substantially all of our and our subsidiaries' liabilities. In addition, all of our employees employed at the time of the REIT conversion became employees of the operating partnership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Marriott International, Inc. and Host Marriott

    Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company's businesses were split between Host Marriott Corporation and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our shareholders.

    Richard E. Marriott, the Chairman of our Board, beneficially owns approximately 12.3% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who is currently one of our Directors (although he has announced that he will not stand for re-election to our Board at the end of his current term, which expires in May 2002), beneficially owns approximately 12.7% of the outstanding shares of common stock of Marriott International. In addition, J.W. Marriott, Jr. serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott serves as a director of Marriott International, although he has announced that he will resign from Marriott International's board of directors in May 2002. By reason of their ownership of such shares of common stock and their current positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

    Our ongoing relationships with Marriott International can be divided into three general categories:

    . The distribution agreement and the related agreements stemming from our separation into two separate companies;

    . The lodging management and franchise agreements relating to our properties; and

    .   Acquisition financing and joint ventures.

Distribution Agreement and Related Agreements

    In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International which allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective business. This distribution agreement has been amended from time to time. Under this distribution agreement, Marriott International has the right to purchase up to 20% of each class of our voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period). This purchase right is effective until June 2017, but only upon the occurrence of certain specified events generally involving a change or potential change in our control. This purchase right can be exercised for a 30-day period following the date on which a person or group of affiliated persons has (1) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of our common stock, or (2) announced a tender offer for 30% or more of the total voting power of the then outstanding shares of our common stock. We have granted Marriott International an exception to the ownership limitations in our charter so that it can fully exercise its purchase right, but the purchase right remains subject to certain ownership limitations applicable to REITs generally. In connection with our negotiations with Marriott International on changes to our lodging management agreements described below, however, we are discussing the termination of this purchase right and the clarification of the existing provisions in the management agreements that currently limit our ability to sell a hotel or the Company to a competitor of Marriott International.

    We have entered into other agreements with Marriott International in connection with the business separation which govern our ongoing relationships. These other agreements include:

    Tax Sharing Agreement. We entered into a tax sharing agreement with Marriott International that defines the parties' rights and obligations with respect to:

    . deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and

    .   certain of our tax attributes after the separation.

We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

    Administrative Services Agreements and Office Space Lease. We have entered into certain agreements with Marriott International in which Marriott International has agreed to provide certain continuing administrative services for us and our subsidiaries. In addition, we sublease office space from Marriott International. These services and the sublease are provided on market terms and conditions. In 2001, we paid Marriott International $2 million for such services and office space. In general, the administrative services agreements continue from year to year unless terminated by either party, and therefore they remain in place at least through the end of 2002. We plan to terminate the sublease in August 2002 upon our relocation to new office space.

Lodging Management and Franchise Agreements

    Marriott International and certain of its subsidiaries entered into management agreements with us and certain of our subsidiaries to manage the Marriott Hotels, Resorts and Suites, Ritz-Carlton Hotels, Courtyard hotels and Residence Inns owned or leased by us and our subsidiaries. Marriott International also entered into franchise agreements with us and certain of our subsidiaries. The franchise agreements allow us to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with nine Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2001, we and our subsidiaries paid $168 million in the aggregate in management and franchise fees to Marriott International.

    In addition, certain of our subsidiaries are partners in several unconsolidated partnerships that owned 161 lodging properties as of December 31, 2001. These properties are operated by Marriott International or certain of its subsidiaries under long-term agreements. Our subsidiaries typically serve as the general partners in such partnerships. In 2001, those partnerships paid fees of $40 million to Marriott International under those agreements. The partnerships also paid $22 million in rent to Marriott International in 2001 for leases of land upon which certain of the partnerships' hotels are located.

    We are currently negotiating with Marriott International certain changes to the management agreements for our Marriott-managed hotels. If made, the changes, which remain subject to the consent of various lenders to the properties and other third parties, would be effective as of December 29, 2001. There can be no assurance that the negotiations will be successful, that the changes will be made in substantially the form described below or that we will receive the necessary consents to implement the amendments. The amendments to the management agreements that are under discussion include the following:

    . Providing additional approval rights relating to the annual operating budgets and estimates for expenditures;

    . Reducing certain expenses to the properties and lowering our working capital requirements;

    . Clarifying the circumstances and conditions under which Marriott International and its affiliates may earn a profit on transactions with our properties, in addition to the amounts that Marriott International and its affiliates earn through their base and incentive management fees;

    . Enhancing territorial restrictions on Marriott International and its affiliates with respect to certain of our properties;

    . Reducing the incentive management fees that we pay on our portfolio of Marriott-managed hotels;

    . Expanding the pool of hotels that are subject to an existing agreement that allows us to sell certain assets without a Marriott International management agreement, and revising the method for determining the number of hotels that may be sold without a Marriott International management agreement or a franchise agreement and, in each case, without the payment of a termination fee; and

    . Terminating Marriott International's right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control and clarifying existing provisions in the management agreements that limit our ability to sell a hotel or the Company to a competitor of Marriott International.


Acquisition Financing and Joint Venture

    Marriott International has provided to us financing for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. It is possible that Marriott International may from time to time provide this type of financing in the future. In 2001, Marriott International did not provide us with any new acquisition financing, although one of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness at December 31, 2001 was $25 million.

    During 2000, we, through our affiliates, formed a joint venture with Marriott International, the "Courtyard Joint Venture," to acquire the partnership interests in Courtyard by Marriott Limited Partnership and Courtyard by Marriott II Limited Partnership for an aggregate payment of approximately $372 million plus interest and legal fees, of which we and one of our subsidiaries paid approximately $90 million. The Courtyard Joint Venture acquired 120 Courtyard by Marriott properties totaling 17,559 rooms and financed the acquisition with $200 million in non-recourse mezzanine indebtedness borrowed from Marriott International and with cash and other assets contributed by our affiliates and by Marriott International. A subsidiary of Marriott International continues to manage these 120 hotels under long-term management agreements. This investment was consummated in settlement of litigation involving these two limited partnerships, in which we, through our affiliates, served as general partner, rather than as a strategic initiative.

Relationship between Crestline Capital Corporation and Host Marriott

    As part of the REIT conversion, we made certain taxable distributions to our shareholders on December 29, 1998, including the distribution of substantially all of the shares of common stock of Crestline Capital Corporation, which was formerly one of our wholly owned subsidiaries. Crestline became a separate publicly traded company at that time.

    Richard E. Marriott, the Chairman of our Board of Directors, and J.W. Marriott, Jr., one of our Directors, beneficially own approximately 5.5% and 4.5%, respectively, of the outstanding shares of common stock of Crestline. In addition, John G. Schreiber, one of our Directors, is a senior advisor and partner of Blackstone Real Estate Advisors L.P., an affiliate of Blackstone Real Estate Associates. A series of partnerships, persons and entities affiliated with Blackstone Real Estate Associates owns in the aggregate 8.8% of the outstanding shares of common stock of Crestline.

    In connection with this distribution of Crestline common stock, we entered into a distribution agreement with Crestline, which provided for, among other things:

    .   the distribution of shares of Crestline to our shareholders;

    .   the division of certain assets and liabilities between Crestline and us;

    . the contribution to Crestline of our interest in 31 senior living communities;

    .   the transfer to Crestline of our 25% interest in Swissotel Management
        (USA) L.L.C., which we had acquired from the Blackstone Entities;

    .   a guarantee by us on certain Crestline debt obligations;

    . the contingent right for a period of ten years to allow us to purchase Crestline's interest in Swissotel Management (USA) L.L.C. at fair market value if the tax laws are changed so that we could own such interest without jeopardizing our status as a REIT;

    . subject to certain exceptions, the assumption of liabilities and cross-indemnities designed to allocate to Crestline financial and legal responsibilities arising out of or in connection with the business of the senior living communities; and

    . certain other agreements governing the relationship between Crestline and us following the Crestline distribution.

    Under the federal tax law in effect at the time of the REIT conversion, a REIT could not earn income from the operation of hotels but could receive rental income by leasing hotels. Therefore, the operating partnership and its subsidiaries leased virtually all of their hotel properties to certain subsidiaries of Crestline. Generally, there was a separate Crestline hotel lessee for each hotel property; however, there was a separate lessee for each group of hotel properties if that group had a separate mortgage financing or had additional partners in its ownership structure. Each of the lessees was a limited liability company or limited partnership, whose purpose was limited to acting as lessee under an applicable lease. Our or our subsidiaries' hotel management agreements, therefore, were assigned to the Crestline hotel lessees for the term of the applicable leases. Although the lessees had primary liability under the management agreements while the leases were in effect, the operating partnership retained primary liability for certain obligations and contingent liability under the management agreements for all other obligations that the lessees did not perform.

    In December 1999, the REIT Modernization Act was passed, effective for taxable years beginning after December 31, 2000, which significantly amended the REIT laws applicable to us. As discussed above, prior to that time, REITs were restricted from deriving revenues directly from the operations of hotels. Under the REIT Modernization Act, however, beginning January 1, 2001 (i) we were permitted to lease our hotels to a subsidiary that is taxable as a corporation and that elects to be treated as a "taxable REIT subsidiary" rather than to a third party such as Crestline, and (ii) we could own all of the voting stock of such taxable REIT subsidiary. Consequently, effective January 1, 2001, through an indirect taxable REIT subsidiary, we purchased from Crestline for $207 million the Crestline lessee entities that owned the leasehold interests with respect to all but one of our full-service hotels that were leased to Crestline. In June 2001, we acquired from Crestline the one remaining lessee entity.

    Limited-Service Hotel Subleases.   We lease 71 limited-service hotels under
the Residence Inn and Courtyard brands from Hospitality Properties Trust, Inc. These leases have initial terms expiring through 2010 for the Residence Inn properties and 2012 for the Courtyard properties. They are renewable at our option. In connection with the Crestline distribution, subsidiaries of Crestline entered into sublease agreements with us for these limited-service hotels. The terms of the subleases will expire simultaneously with the expiration of the initial term of the Hospitality Properties Trust leases. If we elect to renew the leases, Crestline can elect to renew the subleases for the corresponding renewal term.

    Each sublease contains generally the same terms as the Hospitality Properties Trust leases. The Hospitality Properties Trust leases require the lessee to pay rent equal to:

    . a fixed minimum rent, less the cost of any repairs, maintenance, renovations or replacements of the hotel; and

    . an additional rent based upon a specified percentage of gross revenues to the extent they exceed gross revenues from a base year.

    In addition, the leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Under the subleases, subsidiaries of Crestline are required to pay us rent equal to the minimum rent due under the leases plus an additional rent based on a percentage of revenues. To the extent the reserves for replacements to furnishings, fixtures and equipment are insufficient to meet the hotel's capital expenditure requirements, Hospitality Properties Trust is required to fund the shortfall. Crestline guarantees the rent payable under the subleases up to a maximum of $30 million. The Crestline subsidiaries that are parties to the subleases were capitalized with $30 million in notes from

Crestline payable on demand. In 2001, Crestline paid us an aggregate amount of $77 million in rent under the subleases, out of which amount we paid Hospitality Properties Trust $72 million in rent under the principal leases.

    We may terminate all of the subleases upon payment of a termination fee. This fee is equal to the fair market value of Crestline's leasehold interests in the remaining term of the subleases using a discount rate of five percent. The subleases currently remain in place, however, and were unaffected by our acquisition of the Crestline lessee entities.

    Tax Sharing Agreement. We entered into a tax sharing agreement with Crestline which defines each party's rights and obligations with respect to:

    . deficiencies and refunds of federal, state and other income or franchise taxes relating to Crestline's business for taxable years before the Crestline distribution; and

    .   certain tax attributes of Crestline after the Crestline distribution.

Generally, the result is that we are responsible for filing consolidated returns and paying taxes for periods until the date of the Crestline distribution. Crestline is responsible for filing returns and paying taxes for later periods. The tax sharing agreement remains in place and was unaffected by our acquisition of the Crestline lessee entities.

Relationship between the Blackstone Entities and Host Marriott

    In conjunction with the REIT conversion, in December 1998 the operating partnership acquired 12 upscale and luxury full-service hotels, a mortgage loan secured by a thirteenth hotel, and certain other assets from The Blackstone Group L.P. and a series of partnerships, persons and other entities affiliated with Blackstone Real Estate Associates. We refer to this group of entities as the Blackstone Entities. As part of the Blackstone acquisition, we and the operating partnership entered into a contribution agreement with the Blackstone Entities. This agreement provided that an affiliate of the Blackstone Entities had the right to designate one person to be included in the slate of Directors nominated for election to our Board of Directors as long as the Blackstone Entities owned at least 5% of all of the outstanding operating partnership units (including those operating partnership units held by us and our subsidiaries). The Blackstone Entities designated John G. Schreiber, one of our Directors who was re-elected to the Board at the 1999 annual meeting of shareholders. Mr. Schreiber is a senior advisor and partner of Blackstone Real Estate Advisors L.P., an affiliate of the Blackstone Entities.

    In addition, the Blackstone contribution agreement provides that the operating partnership units beneficially owned by the Blackstone Entities (and their permitted transferees) are redeemable for cash or, at our election, for our common stock. We granted to the Blackstone Entities (and their permitted transferees) certain registration rights with respect to shares of our common stock obtained upon conversion of the Blackstone operating partnership units.
In a series of transactions during the first half of 2001, the Blackstone Entities exercised these conversion and registration rights with respect to a very large majority of the operating partnership units they previously held, and they simultaneously disposed of the shares of common stock obtained upon the conversion of the operating partnership units. After completion of this series of transactions, the Blackstone Entities held less than 1.1% of all of the outstanding operating partnership units. Consequently, the Blackstone Entities no longer have the right to designate one person to be included in the slate of Directors nominated for election to our Board of Directors. The Board has decided, however, to nominate Mr. Schreiber for re-election at the 2002 annual meeting of shareholders because of his outstanding service as a Director.

    The Blackstone contribution agreement also grants the Blackstone Entities an exemption from the ownership limitations contained in the operating partnership's partnership agreement. It also contains standstill provisions which prohibit the Blackstone Entities from engaging in certain activities with respect to the operating partnership and us. For example, the Blackstone Entities may not take any actions in opposition to our Board of Directors. In addition, the Blackstone Entities' ability to acquire and dispose of our voting securities is restricted.

    In addition to the contribution agreement, we entered into another agreement with the Blackstone Entities which restricts our ability, without the consent of the Blackstone Entities, to transfer our interests in the hotels and other assets acquired from the Blackstone Entities if such a transfer would create adverse tax consequences to the Blackstone Entities. These restrictions terminate on December 30, 2003 with respect to 50% of the assets acquired from the Blackstone Entities, and they terminate in their entirety on the earlier of
(i) December 30, 2008 or (ii) the date on which the Blackstone Entities have redeemed all of their operating partnership units pursuant to the contribution agreement.

                                 PROPOSAL TWO:
                        SHAREHOLDER PROPOSAL REGARDING
                       ANNUAL ELECTION OF ALL DIRECTORS

Shareholder Proposal

    Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owns 317 shares of our common stock. As a shareholder, Mrs. Davis has notified us of her intention to propose the following resolution at the 2002 Annual Meeting of Shareholders:

    "RESOLVED: That the shareholders of Host Marriott recommend that the Board of Directors take the necessary steps to reinstate the election of Directors ANNUALLY, instead of the stagger system which was recently adopted."

Shareholder's Supporting Statement

    In support of the resolution, Mrs. Davis has submitted the following statement:

    "The great majority of New York Stock Exchange listed corporations elect all their Directors each year.

    "This insures that ALL Directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

    "Last year the owners of 63,261,564 shares, representing approximately 34.0% of shares voting, voted FOR this proposal.

    "If you AGREE, please mark your proxy FOR this proposal."

The Company's Statement in Opposition

    Mrs. Davis has submitted this proposal at the last sixteen annual meetings of shareholders, and it has been defeated on each occasion. The Board of Directors has again considered the proposal (as has the Nominating and Corporate Governance Committee) and again recommends that shareholders vote AGAINST it for the following reasons:

    . at the 1984 annual meeting of shareholders, holders of more than 86% of the shares of our common stock approved an amendment to our then Certificate of Incorporation (as a Delaware corporation) to classify the Board of Directors into three classes, with one class being elected each year; and

    . at the special meeting of shareholders concerning the REIT conversion held on December 15, 1998, holders of more than 99% of the shares of our common stock voted to approve the transactions comprising the REIT conversion, including the adoption of our Articles of Incorporation for our re-incorporation in Maryland. Those Articles of Incorporation similarly classify the Board of Directors into three classes, with one class being elected each year, and they were described in detail and included in full in the proxy statement relating to the special meeting of shareholders.

    Because we have a classified Board of Directors, at least two shareholder meetings are required to effect a change of control of the Board of Directors. It is therefore more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors helps to assure continuity and stability of our management and policies since a majority of the Directors will always have prior experience as Directors of our company. Another benefit of the existing arrangement is to enhance management's ability to negotiate with the proponent of a proposed corporate takeover or restructuring. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best interests of our shareholders.

Vote Required

    Under our Articles of Incorporation, approval of the proposed resolution requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total number of outstanding shares of our common stock as of the annual meeting record date.

    The Board of Directors of the Company unanimously recommends a vote AGAINST such proposal.

                                PROPOSAL THREE:
                        SHAREHOLDER PROPOSAL REGARDING
                     THE NOMINATION PROCESS FOR DIRECTORS

Shareholder Proposal

    Mr. Bartlett Naylor of 1255 N. Buchanan Street, Arlington, Virginia 22205, owns 1,000 shares of our common stock. As a shareholder, Mr. Naylor has notified us of his intention to propose the following resolution at the 2002 Annual Meeting of Shareholders:

    "RESOLVED: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position."

Shareholder's Supporting Statement

    In support of the resolution, Mr. Naylor has submitted the following statement:

    "Although our company's board appreciates the importance of qualified people overseeing management, I believe that the process for electing directors can be improved.

    "Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. I believe the current system thus provides no readily effective way for shareholders to oppose a candidate who has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory.

    "Our company should offer a rational choice when shareholders elect directors.

    "Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be "awkward" for management when it recruits candidates? Presumably this would add rigor, which I believe is justified by the responsibility of board directors. (Management could print a nominee's name advanced by an independent shareholder to limit any embarrassment.). The point is to remove the "final" decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

    "I urge you to vote FOR this proposal."

The Company's Statement in Opposition

    Under our Bylaws, the Board of Directors and its Nominating and Corporate Governance Committee are responsible for annually identifying the best candidates for election to the Board of Directors. These duties include considering candidates for election as Directors, keeping abreast of, and making recommendations with respect to, corporate governance in general and making recommendations to the Board with respect to qualifications of Director candidates, compensation of Directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board. In selecting a slate of candidates each year for a class of Directors, the Committee and the Board carefully consider the performance and qualifications not just of each individual but of the group as a whole, and nominate the persons that they believe will together best serve the shareholders. An election of only some of the identified candidates creates a risk that the resulting Board would lack some types of experience, skills or diversity.

    The Board believes that if they followed the procedure set forth in the proposal and nominated at least twice as many candidates to the director class as there are seats, they would fail in their duty to our shareholders to identify and recommend the best candidates. As the individuals responsible for advising shareholders in making voting decisions, they have an obligation to inform shareholders which candidates they favor. As a result, if the proposal were implemented, the Board would need to specify "preferred" candidates. This would put the Board in the unusual position of recommending against at least half of the very Directors it was nominating for election. Few qualified persons would be willing to participate in the type of contested election that the proposal would produce, particularly if the Board did not recommend them.

    Our current method for nominating candidates for election by the shareholders is used by virtually all publicly held companies. A description of the background and qualifications of each candidate is contained in the proxy statement. Shareholders who are dissatisfied may register their disapproval by withholding votes for some or all nominees or by conducting a proxy contest to offer their own slate of nominees. By requiring the Board to supply a slate of nominees whom it would not favor would benefit neither the shareholders nor the election process. In short, the procedure set forth by the proposal would not be an efficient or effective means of selecting the best Directors for Host Marriott.

    Accordingly, the Board of Directors believes that the proposed resolution would, if implemented, be detrimental to the best interests of the company and our shareholders.

Vote Required

    Under our Articles of Incorporation, approval of the proposed resolution requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total number of outstanding shares of our common stock as of the annual meeting record date.

    The Board of Directors of the Company unanimously recommends a vote AGAINST such proposal.

                                PROPOSAL FOUR:
                        SHAREHOLDER PROPOSAL REGARDING
                      THE RE-INCORPORATION OF THE COMPANY
                           IN DELAWARE FROM MARYLAND

Shareholder Proposal

    The national office of the Hotel Employees & Restaurant Employees International Union, located at 1219 28/th Street N.W., Washington, D.C. 20007, and Hotel Employees & Restaurant Employees Local 2 in San Francisco, located at 209 Golden Gate Avenue, San Francisco, California 94102, own in the aggregate 235 shares of our common stock. We refer to these two groups collectively as the "Union." As a shareholder, the Union has notified us of its intention to propose the following resolution at the Annual Meeting of Shareholders:

    "RESOLVED: that the shareholders of Host Marriott Corporation urge the Board of Directors to take the measures necessary to change our Company's jurisdiction of incorporation from Maryland to Delaware."

Shareholder's Supporting Statement

    In support of the resolution, the Union has submitted the following statement:

    "We believe legislative changes to Maryland corporate law, including the 1999 Unsolicited Takeovers Act (the 'Act') and the 2000 amendments to Maryland General Corporation Law and the Maryland REIT Law, have increased anti-takeover devices available to real estate investment trusts (REITs) incorporated in Maryland, and eroded some important shareholder rights.

    "According to one legal analysis of the 1999 Act, the law 'is an explicit break from the Delaware model, which has subjected boards attempting to use takeover defenses to heightened scrutiny and to increasing risks of personal liability. The Act expressly rejects this trend in Delaware law, offering seemingly unqualified protection for incumbent directors and management. It has generated criticism from institutional investors and shareholder activists, who view it as a management entrenchment tool.' [Insights, September, 1999]

    "As a result of the recent legislation, there are several key ways Maryland corporate law differs from Delaware law regarding anti-takeover issues and shareholder rights.

    "When considering the potential acquisition of the company, Maryland law now permits directors to consider the effect of the potential acquisition on non-shareholder constituencies. This provision allows a company to 'accept a lower priced offer that the directors believe is more favorable to all of the company's constituencies.' [Insights, September 1999]. Delaware law does not contain a 'stakeholder' provision. In addition, the Act explicitly affirms that the 'just say no' legal defense is available to directors in Maryland, rejecting the Delaware courts' heightened scrutiny of directors' decisions to reject unsolicited bids.

    "The Act specifically validates shareholder rights plans (or 'poison pills'), including a director 'slow hand' provision which limits new directors from redeeming or terminating a poison pill for up to 180 days after they become directors. Delaware courts have struck down 'slow hand' provisions.

    "With the passage of the Act in 1999, Maryland also became the first state in the nation to permit corporate charters to include a provision authorizing the board of directors to amend the charter, without shareholder approval, to increase the authorized shares of stock of any or all classes. Delaware requires shareholder approval to increase authorized shares of stock.

    "In light of the recent legislative changes to corporate law in Maryland, we believe reincorporating in Delaware would offer a more appropriate balance between the interests of shareholders, management, and directors at our company."

The Company's Statement in Opposition

    In December 1998, with the approval of holders of more than 99% of the shares voting at a special meeting of shareholders, we merged with the former Host Marriott Corporation, which was a Delaware corporation, in order to re-incorporate in Maryland. This merger was part of a series of transactions in which we and our affiliates converted our business operations to qualify as a real estate investment trust or "REIT" for federal income tax purposes. We chose Maryland as our state of incorporation because more publicly traded REITs and corporations who elect to be treated as REITs are formed under Maryland law than under the laws of any other state, and because Maryland law offers significant benefits to REITs and to corporations who elect to be treated as REITs that the laws of other states, including Delaware, do not. Most important, to qualify as a REIT under the Internal Revenue Code, we must comply with certain ownership limits and share transfer restrictions imposed by the Internal Revenue Code. If we violate these limits and restrictions, we would fail to qualify as a REIT, thereby subjecting us to federal and state income tax on our taxable income at regular corporate rates. The additional tax burden on us would significantly reduce the cash available for distribution by us to our shareholders, and we would no longer be required to make any distributions to shareholders. Moreover, our failure to qualify as a REIT could materially reduce the value of our common stock.

    Maryland law expressly permits REITs and corporations who elect to be treated as REITs for income tax purposes to impose these ownership limits and share transfer restrictions on holders of shares of capital stock in their charters. Given the importance of qualifying as a REIT, many REITs and corporations who elect to be treated as REITs, including us, have imposed ownership limits and share transfer restrictions in their charters. Under Delaware law, however, ownership limits and transfer restrictions are not binding on securities issued prior to their adoption unless the holders of these securities agree to or vote in favor of these limits and restrictions. Consequently, our decision to incorporate in Maryland facilitated our qualification as a REIT, and also helps to ensure that we will be able to maintain our qualification as a REIT in the future.

    In its supporting statement, the Union claims that recent legislative changes to Maryland law, including the 1999 Unsolicited Takeovers Act (the "1999 Act") and the 2000 amendments to the Maryland General Corporation Law, have "eroded some important shareholder rights." We disagree.

    First, the Union warns that Maryland law "now permits directors to consider the effect of the potential acquisition on non-shareholder constituencies. This provision allows a company to 'accept a lower priced offer that the directors believe is more favorable to all of the company's constituencies'"-- but only if the company's charter specifically so permits. Our Articles of Incorporation do not. Moreover, the Union exaggerates the consequences of constituency considerations. Maryland law does not hold Maryland corporations directly responsible to any constituencies other than to shareholders. Constituency considerations are best understood not as independent corporate objectives but rather as factors that may be taken into account in pursuing the best interests of the corporation.

    Second, the Union objects that Maryland law permits a charter to include a provision authorizing the board of directors to amend the charter, without shareholder approval, to increase the authorized shares of stock of any or all classes, whereas Delaware law does not. The Union fails to note, however, that in order for a board of directors to take advantage of this flexibility, the charter must first be amended to include a provision authorizing the board of directors to amend the charter to increase the authorized shares of stock without shareholder approval. Our Articles of Incorporation do not contain such a provision; and to amend these Articles to include such a provision would require the affirmative vote of our shareholders holding a majority of all the votes entitled to be cast on the matter. In other words, under Maryland law, if a charter grants the board of directors the power to increase the authorized shares of stock without shareholder approval, it is only because the shareholders have voted to give the board this power. Indeed, this provision of Maryland law increases rather than erodes shareholders' rights because it enhances the power of shareholders to establish the framework of rules governing the rights and duties of the corporation, shareholders, directors and officers among themselves.

    Third, although the Union criticizes the 1999 Act and seems to view the 1999 Act as a "management entrenchment tool," it is noteworthy that Maryland Governor Glendening introduced this legislation to further protect Maryland corporations and REITs and their shareholders against the potential abuses of unsolicited takeovers, which are well-known. This legislation was passed by both the House of Delegates and the Senate of Maryland by substantial margins.

    Finally, there are other benefits to incorporation in Maryland as compared to Delaware. For example, Delaware corporations are subject to Delaware state franchise taxes, which can be as high as $150,000 per year. Maryland does not impose any franchise tax on Maryland corporations. Also, the actual process of re-incorporation in Delaware would cause us to incur additional legal and accounting costs and would burden our administrative personnel.

    Accordingly, the Board of Directors believes that the proposed resolution would, if implemented, be detrimental to the best interests of the company and our shareholders.

Vote Required

    Under our Articles of Incorporation, approval of the proposed resolution requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total number of outstanding shares of our common stock as of the annual meeting record date.

    The Board of Directors of the Company unanimously recommends a vote AGAINST such proposal.

OTHER MATTERS

    We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    The annual meeting of shareholders for 2003 is tentatively scheduled to be held on May 15, 2003. In order for shareholder proposals to be included in the proxy statement for the 2002 annual meeting, we must receive them no later than December 6, 2002. Shareholder proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and with our Bylaws. They must also be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109. These notices must set forth:

    .   the shareholder's name and address;

    .   the text of the proposal to be introduced;

    . the number of shares of our common stock the shareholder held of record, owned beneficially and represented by proxy as of the date of the notice; and

    . a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

    In addition, our Bylaws allow any shareholder who meets the requirements of the proxy rules under the Exchange Act to nominate a candidate for Director or to bring other business before the annual meeting of shareholders for 2003. For such other business to be included in the proxy materials, it must meet the additional requirements set forth in the paragraph above. In order for any such nomination or other business to be properly brought before the 2003 annual meeting, our Bylaws require that such nomination or other business be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109 not later than December 6, 2002 nor earlier than October 6, 2002.

    For Director nominations, the shareholder's notice must list all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or that is required under the Exchange Act. This includes the nominee's written consent to serving as a Director, if elected. For other business, the shareholder's notice must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. It must also describe any material interest that the shareholder or beneficial owner has in that business. In both cases, the shareholder's notice must also set forth (both as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made):

    . the name and address of such shareholder and of such beneficial owner, as they appear on our books; and

    . the number of each class of our shares which are owned beneficially and of record by such shareholder and such beneficial owner.

ANNUAL REPORT AND FORM 10-K

    We are mailing the Proxy Materials to shareholders of record at the close of business on the annual meeting record date. Any shareholder who desires additional copies may obtain one (excluding exhibits), without charge, by addressing a request to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested.

                               BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Elizabeth A. Abdoo

                               Elizabeth A. Abdoo
                               Corporate Secretary

                        ANNUAL MEETING OF SHAREHOLDERS
                         OF HOST MARRIOTT CORPORATION

    The 2002 Annual Meeting of Shareholders of Host Marriott Corporation will be held in Salon III at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 16, 2002 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m.

    A special "Shareholder Annual Meeting" rate is offered at the hotel for Wednesday, May 15, 2002, the night before the meeting. A limited number of rooms is available for this special rate of $229.00, single or double occupancy. To receive this special rate, please call the hotel directly and ask for the Host Marriott Corporation "Shareholder Annual Meeting" rate for May 15. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                        The Ritz-Carlton, Tysons Corner
                             1700 Tysons Boulevard
                            McLean, Virginia 22102
                           Telephone: (703) 506-4300

Directions to the hotel:

    From Ronald Reagan Washington National Airport:   Take George Washington
Parkway north to I-495 South. Then exit on Tysons Corner/Route 123 South (Exit
11B). Turn right at the first light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the left.

    From Dulles International Airport:   Take the Dulles Access Road East to
Exit 17, Spring Hill Road. Please stay in the far right lane. After paying the toll, turn right onto Spring Hill Road and proceed straight through the traffic light. Spring Hill Road becomes International Drive. Turn left at the third light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the right, next to the MCI Building.

    West on I-66 from Downtown Washington, D.C.:   Take I-66 West to Exit 67,
I-495 toward Baltimore/Dulles. Then exit on Tysons Corner/Route 123 South, Exit 10A. Continue on Route 123 South, bearing right at the fourth light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the left.

------------------------------------------------------------------------

------------------------------------------------------------------------



P                         HOST MARRIOTT CORPORATION
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
R                   FOR THE ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD THURSDAY, MAY 16, 2002, 11:00 A.M.
O

X The undersigned appoints Richard E. Marriott and Christopher J. Nassetta as Proxies. Each shall have power to appoint his substitute. They are
Y authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 29, 2002 at the Annual Meeting of Shareholders to be held on May 16, 2002, or any adjournment thereof. The Board of Directors recommends votes FOR proposal 1 and AGAINST proposals 2, 3 and 4.


     Nominee for election as a Director          COMMENTS OR CHANGE OF ADDRESS
     for a three-year term expiring at
     the 2005 Annual Meeting:                 ----------------------------------

          John G. Schreiber                   ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                              (If you have written in the above
                                              space, please mark the
                                              corresponding box on the reverse
                                              side of this card)


                                                                 -------------
                                                                  SEE REVERSE
                                                                     SIDE
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE      -------------

--------------------------------------------------------------------------------
                             Detach Proxy Card Here


                                     [LOGO]
                                 HOST MARRIOTT
                                  CORPORATION
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 16, 2002


The Annual Meeting of Shareholders of Host Marriott Corporation will be held on Thursday, May 16, 2002, at 11:00 a.m. in Salon III at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia. Doors to the meeting will open at 10:30 a.m.

At the meeting, shareholders will be asked to consider and vote on the following proposals:

     Proposal 1: Election of John G. Schreiber as a Director for a three-year term expiring at the 2005 Annual Meeting;

     Proposal 2: Consideration of a shareholder proposal regarding the annual election of all Directors;

     Proposal 3: Consideration of a shareholder proposal regarding the nomination process for Directors; and

     Proposal 4: Consideration of a shareholder proposal regarding the re-incorporation of the Company in Delaware from Maryland.

Shareholders will also transact other business if any is properly brought before the annual meeting.

If you were a shareholder of record at the close of business on March 29, 2002, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing this proxy card to us in the envelope provided.

                                              Elizabeth A. Abdoo
                                              Corporate Secretary

        Please mark your                                                  3562
[ X ]   votes as in this                                                 ------
        example.


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of the Director, and AGAINST proposals 2, 3 and 4.

-----------------------------------------------------------
The Board of Directors Recommends a vote FOR proposal 1.
-----------------------------------------------------------

                            FOR           WITHHELD
1. Election of Director     [ ]             [ ]
   (see reverse)

-----------------------------------------------------------


--------------------------------------------------------------------------------
The Board of Directors Recommends a vote AGAINST proposals 2, 3 and 4.
--------------------------------------------------------------------------------
                              FOR           AGAINST           ABSTAIN
2. Shareholder proposal       [ ]             [ ]               [ ]
   regarding the annual
   election of all
   Directors

                              FOR           AGAINST           ABSTAIN
3. Shareholder proposal       [ ]             [ ]               [ ]
   regarding the nomination
   process for Directors

                              FOR           AGAINST           ABSTAIN
4. Shareholder proposal       [ ]             [ ]               [ ]
   regarding the
   re-incorporation of
   the Company in Delaware
--------------------------------------------------------------------------------



                                                I WILL ATTEND THE ANNUAL
                                                MEETING                      [ ]


                                                CHANGE OF ADDRESS/
                                                COMMENTS ON REVERSE SIDE.    [ ]


SIGNATURE(S)                                  DATE
            ---------------------------------      -----------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
-arrow-        Please carefully detach here and return this proxy        -arrow-
                        in the enclosed reply envelope.


                                Admission Ticket

                           Host Marriott Corporation

                         Annual Meeting of Shareholders
                     Thursday, May 16, 2002, 11:00 a.m. EDT

                        The Ritz-Carlton, Tysons Corner
                                   Salon III
                             1700 Tysons Boulevard
                                McLean, Virginia


--------------------------------------------------------------------------------

                                     AGENDA

--------------------------------------------------------------------------------

                          1. ELECTION OF ONE DIRECTOR

                                       o

                    2. SHAREHOLDER PROPOSAL REGARDING ANNUAL
                           ELECTION OF ALL DIRECTORS

                                       o

                  3. SHAREHOLER PROPOSAL REGARDING NOMINATION
                             PROCESS FOR DIRECTORS

                                       o

               4. SHAREHOLDER PROPOSAL REGARDING RE-INCORPORATION
                             OF COMPANY IN DELAWARE

                                       o

                         TRANSACTION OF OTHER BUSINESS
                    AS MAY PROPERLY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------


    It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.


--------------------------------------------------------------------------------
  If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above. Present this Admission Ticket to the Host Marriott Corporation representative at the entrance.
--------------------------------------------------------------------------------